Exhibit 3.3

                           HALIFAX CORPORATION

                          Articles of Amendment

                                   To

                        Articles of Incorporation

     The following Articles of Amendment were proposed by the Board of

Directors and submitted to and adopted by the shareholders of the

Corporation in accordance with Section 13.1 of the Code of Virginia.

     I.   The name of the Corporation is "Halifax Corporation."

     II.  The amendment so adopted is to revise and restate Article III of the Articles of Incorporation to read as follows:

                               ARTICLE III

     A.   The total number of shares of stock of all classes that the

Corporation has authority to issue is 7,500,000, consisting of 6,000,000 shares of common stock, $0.24 par value per share (the "Common Stock"),

and 1,500,000 shares of preferred stock without nominal or par value (the

"Preferred Stock").

     B.   The Preferred Stock may be issued from time to time in one or more series.

     C.   The Board of Directors of the Corporation is authorized to fix,

in whole or in part, the preferences, limitations and relative rights,

within the limits set forth in the Code of Virginia, on any wholly unissued class of Preferred Stock by the adoption of an amendment of the

Articles of Incorporation as provided for in the relevant provisions of the Code of Virginia.

     III. The date on which the duly constituted members of the Board of

Directors of the Corporation found the Amendment to be in the best interest of the corporation and directed that it be submitted for approval and adoption by the shareholders of the corporation was July 10,

1998.  Such Amendment was approved and adopted by shareholders of the corporation after due notice at a meeting of shareholders held September

18, 1998.

     IV.  The number of shares issued, outstanding and entitled to vote at the meeting, was 2,013,406, consisting entirely of one class of common stock, 1,512,648 of which were voted in favor of the proposed Amendment and 67,347 voted against the proposed Amendment.

     Executed in the name of the Corporation by its President and its

Secretary who declare under penalties of perjury that the facts stated

herein are true, correct and complete.

                              HALIFAX CORPORATION



                              By:
                                         President

ATTEST:




Secretary